Exhibit 99.1

NEWS RELEASE

Contact: Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS THIRD QUARTER 2005 RESULTS

•	Reports earnings per share of $0.31
•	Third quarter revenues increased 16.2 percent to $172.3 million
•	Third quarter EBITDA increased 21.5 percent to $22.8 million

NOVEMBER 7, 2005 – HOUSTON, TEXAS – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported net income of $9.0 million, or $0.31 per diluted share, for the quarter ended September 30, 2005, compared to net income of $8.0 million, or $0.28 per diluted share, in the third quarter of 2004.  As previously disclosed, the third quarter of 2004 reflected an effective income tax rate of 31 percent due to a loss on early extinguishment of debt recorded in the first quarter of 2004.  Assuming a normalized effective income tax rate of 40 percent, non-GAAP net income for the third quarter of 2004 would have been $6.9 million, or $0.24 per diluted share.

          Net income for the first nine months of 2005 was $8.6 million, or $0.29 per diluted share, compared to a net loss of $10.6 million, or $0.37 per diluted share, for the first nine months of 2004, which included a $28.8 million loss on the early extinguishment of debt.  Excluding the loss on early extinguishment of debt and assuming a normalized effective tax rate of 40 percent, non-GAAP net income for the first nine months of 2004 would have been $8.0 million, or $0.28 per diluted share.

          Reconciliations of our GAAP net income and loss for the third quarter and first nine months of 2004, respectively, to our non-GAAP net income for the third quarter and first nine months of 2004, excluding the loss on early extinguishment of debt and assuming a normalized effective tax rate of 40 percent, is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedule.

          THIRD QUARTER 2005 RESULTS

          Revenues in the third quarter of 2005 increased 16.2 percent to $172.3 million compared to $148.3 million in the third quarter of 2004, reflecting higher ready-mixed concrete prices and sales volumes and increased other concrete-related product sales.  The Company’s average sales price per cubic yard of ready-mixed concrete during the third quarter of 2005 was 12.8 percent higher than in the third quarter of 2004.  Compared to the third quarter of 2004, ready-mixed concrete sales prices improved in all major regions, adequately covering raw material cost increases, primarily in cement and aggregates.  Compared to the second quarter of 2005, the Company’s average sales price per cubic yard of ready-mixed concrete in the third quarter of 2005 increased 3.4 percent as a result of previously announced price increases that became effective on July 1.

          The Company’s ready-mixed concrete sales volume in the third quarter of 2005 was approximately 1.57 million cubic yards, up 5.5 percent from 1.49 million cubic yards of ready-mixed concrete sold in the third quarter of 2004.

          Gross profit in the third quarter of 2005 was $35.3 million (20.5 percent gross profit margin), an increase of 17.3 percent compared to $30.1 million (20.3 percent gross profit margin) in the third quarter of 2004.  The increase in gross profit was primarily due to higher ready-mixed concrete sales prices and increased ready-mixed concrete sales volumes.  Commenting on the third quarter of 2005 results, Michael Harlan, U.S. Concrete’s Executive Vice President and Chief Operating Officer, stated, “The fundamentals of our business continue to trend in the right direction in most of our markets.  We are experiencing improved pricing and volumes resulting in higher profitability, which is particularly encouraging given the significant shortfall in profits we have had to overcome from the first quarter.

          EBITDA was $22.8 million in the third quarter of 2005, up 21.5 percent compared with EBITDA of $18.8 million in the third quarter of 2004.  The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense, loss on early extinguishment of debt and noncash impairments, depreciation, depletion and amortization.  EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA and free cash flow (another non-GAAP financial measure we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

          The Company’s selling, general and administrative expenses were $12.9 million for the third quarter of 2005, compared to $11.5 million for the third quarter of 2004.  As a percentage of revenues, selling, general and administrative expenses were 7.5 percent in the third quarter of 2005 as compared to 7.8 percent in the third quarter of 2004.  General and administrative costs in the third quarter of 2005 were higher than the third quarter of 2004 primarily due to higher compensation costs, including incentive-based and stock-based compensation.

          The Company’s net cash provided by operations for the third quarter of 2005 was $20.8 million compared to $11.1 million for the third quarter of 2004.  The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the third quarter of 2005 was $16.4 million compared to $9.6 million in the third quarter of 2004.  Third quarter 2005 free cash flow was higher than the third quarter of 2004 due to higher earnings and income tax refunds received.

          The Company’s net debt at September 30, 2005 was $152 million, down $16.2 million from June 30, 2005.  Net debt at September 30, 2005 was comprised of total debt of $200.0 million less cash and cash equivalents of $48.0 million.

          YEAR-TO-DATE 2005 RESULTS

          Revenues for the nine months ended September 30, 2005 increased 10.8 percent to $418.0 million compared to revenues of $377.2 million for the first nine months of 2004.  Gross profit increased 9.3 percent to $74.4 million in the first nine months of 2005 compared to $68.1 million in the first nine months of 2004.  Gross profit increased in the first nine months of 2005 due to higher average ready-mixed concrete sales prices, partially offset by higher raw materials costs and higher delivery costs, including fuel costs.

          The Company’s average sales price per cubic yard of ready-mixed concrete during the first nine months of 2005 was approximately 12.0 percent higher than the first nine months of 2004.  During 2005, the Company implemented price increases in all of its major markets and has announced additional price increases for ready-mixed concrete in most of its markets, to be effective January 1, 2006.  The extent to which the Company realizes benefits from these announced price increases depends on market conditions and whether such increases exceed rising raw material and other costs.

          The Company’s ready-mixed concrete sales volume for the first nine months of 2005 was approximately 3.86 million cubic yards, up 0.3 percent from approximately 3.85 million cubic yards of ready-mixed concrete sold in the first nine months of 2004.

          EBITDA was $37.0 million, or 8.8 percent of revenue, in the first nine months of 2005, as compared to $35.0 million, or 9.3 percent of revenue, in the first nine months of 2004.  The increase in EBITDA in the first nine months of 2005 as compared to the first nine months of 2004 was primarily due to higher gross profit improvement, partially offset by higher general and administrative expenses.

          The Company’s selling, general and administrative expenses were $38.3 million in the first nine months of 2005, compared to $33.9 million in the first nine months of 2004.  As a percentage of revenues, selling, general and administrative expenses increased from 9.0 percent in the first nine months of 2004 to 9.2 percent in the first nine months of 2005.  General and administrative costs in the first nine months of 2005 were higher than the comparative period in 2004 primarily due to higher compensation costs (including stock-based and incentive-based compensation expense) and increased professional fees.

          The Company’s net cash provided by operations for the first nine months of 2005 was $21.2 million compared to $15.3 million for the first nine months of 2004.  The Company’s free cash flow for the first nine months of 2005 and 2004 was $9.3 million in each period.

          OUTLOOK

          The statements in the following paragraph are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential effect of any acquisitions or divestitures that may be completed after the date of this press release.

          Based on current information, the Company expects fourth quarter 2005 revenues in the range of $130 million to $140 million, EBITDA in the range of $9 million to $13 million and earnings per diluted share in the range of $0.06 to $0.11.

          Commenting on the Company’s outlook, Eugene Martineau, U.S. Concrete’s President and Chief Executive Officer, stated, “We reported third quarter earnings just above the high end of our previous guidance and expect to have stronger fourth quarter operating results on a year-over-year basis, assuming normal operating conditions.  October ready-mixed concrete volumes were better than last year but were hampered by inclement weather, primarily at our east coast operations.  We are working diligently to service our customer base in advance of winter conditions.

          Mr. Martineau continued, “Looking forward to 2006, we expect our revenues to exceed full-year 2005 forecasted revenues reflecting continued improvement in pricing and organic growth.  Full-year 2006 earnings guidance will be provided upon completion of our budgetary process.”

          CONFERENCE CALL

          U.S. Concrete has scheduled a conference call for Monday, November 7, 2005, at 10:00 a.m., Eastern Time, to review its third quarter 2005 results. To participate in the call, dial 303-262-2125 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Monday, November 14, 2005.  To access the replay, dial 303-590-3000 using the pass code 11042807#.

          Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Webcast, an archive will be available shortly after the call.

          USE OF NON-GAAP FINANCIAL MEASURES

          This press release uses the non-GAAP financial measures “free cash flow” and “EBITDA.”  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

          ABOUT U.S. CONCRETE

          U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States.  The Company has 93 fixed and seven portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and one aggregates quarry.  During 2004, these facilities (U.S. Concretes’ existing facilities and its newly acquired City Concrete facilities) produced approximately 5.4 million cubic yards of ready-mixed concrete, 5.3 million eight-inch equivalent block units and 1.1 million tons of aggregates.   For more information on U.S. Concrete, visit http://www.us-concrete.com.

          This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management.  These forward-looking statements speak only as of the date of this press release.  The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding: the trend of the fundamentals of U.S. Concrete’s business in most of its markets; expected revenues, EBITDA and earnings per share for the fourth quarter of 2005; and expected 2006 revenues.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2004 and the Company’s subsequently filed Quarterly Reports on Form 10-Q.

(Tables to follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)
 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Sales	$172,297	$148,252	$418,010	$377,193
Cost of goods sold before depreciation, depletion and amortization	136,997	118,157	343,565	309,108
Gross profit before depreciation, depletion and amortization	35,300	30,095	74,445	68,085
Selling, general and administrative expenses	12,892	11,533	38,345	33,899
Depreciation, depletion and amortization	3,454	3,170	9,783	9,351
Income from operations	18,954	15,392	26,317	24,835
Interest expense, net	4,336	4,134	12,939	12,247
Loss on early extinguishment of debt	—	—	—	28,781
Other income, net	396	207	871	769
Income (loss) before income taxes	15,014	11,465	14,249	(15,424)
Income tax provision (benefit)	6,014	3,478	5,693	(4,858)
Net income (loss)	$9,000	$7,987	$8,556	$(10,566)
Basic net income (loss) per share	$0.31	$0.28	$0.30	$(0.37)
Diluted net income (loss) per share	$0.31	$0.28	$0.29	$(0.37)
Basic common shares outstanding	28,691	28,279	28,559	28,202
Diluted common shares outstanding	29,278	28,792	29,097	28,202

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$48,015	$39,707
Trade accounts receivable, net	98,199	68,131
Inventories, net	20,906	20,085
Prepaid expenses	3,358	2,140
Other current assets	13,846	22,080
Total current assets	184,324	152,143
Property, plant and equipment, net	121,678	118,748
Goodwill	167,345	166,644
Other assets	9,997	11,624
Total assets	$483,344	$449,159
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$85,278	$62,496
Total current liabilities	85,278	62,496
Debt	200,000	200,777
Other long-term liabilities	19,304	17,037
Total liabilities	304,582	280,310
Commitments and contingencies
Stockholders’ equity:
Common stock	30	29
Additional paid-in capital	170,920	168,850
Retained earnings	12,862	4,306
Treasury stock, at cost	(892)	(400)
Deferred compensation	(4,158)	(3,936)
Total stockholders’ equity	178,762	168,849
Total liabilities and stockholders’ equity	$483,344	$449,159

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:	$21,216	$15,291
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $640 and $553	(11,960)	(5,996)
Payments for acquisitions	(1,000)	—
Other investing activities	(110)	(149)
Net cash used by investing activities	(13,070)	(6,145)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	264,000
Repayments of borrowings	—	(219,039)
Debt retirement costs	—	(25,851)
Debt issuance costs	—	(10,259)
Purchase of treasury stock	(492)	(280)
Other financing activities	654	520
Net cash provided by financing activities	162	9,091
NET INCREASE IN CASH AND CASH EQUIVALENTS	8,308	18,237
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,707	7,111
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$48,015	$25,348

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

          We report our financial results in accordance with generally accepted accounting principles (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods.  See the tables below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three and nine months ended September 30, 2005 and 2004 and (2) corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2005 and 2004.  We have also included in the tables below our Same Plant Sales for the three and nine months ended September 30, 2005 and 2004, and Same Plant Variances for the three and nine months ended September 30, 2005 and 2004. Additionally, we have included certain Ready-Mixed Concrete Statistics for the three and nine months ended September 30, 2005 and 2004.

          We define Same Plant Sales as our historical sales adjusted to reflect the assumption that all material acquisitions occurred on January 1 of the prior year.  We have included Same Plant Sales and Variances as a supplemental disclosure because our management believes that it provides a useful measurement of internal growth of our operations.

          We define EBITDA as net income (loss) plus the provision for income taxes, net interest expense, loss on early extinguishment of debt and noncash impairments, depreciation, depletion and amortization.  We define EBITDA margin as the amount determined by dividing EBITDA by total sales.  We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies.  We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

          We define Free Cash Flow as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals.  We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

          Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations, or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005

Same Plant Sales (in millions)	$172.3	$418.0
Same Plant Variances from comparable period in prior year:
Ready-mixed concrete volume	5.5%	0.3%
Ready-mixed concrete average price	12.8%	12.0%
Other concrete-related product sales	6.8%	5.6%
Ready-Mixed Concrete Statistics based on Same Plant Sales:
Average price per cubic yards (in dollars)	$85.89	$84.41
Volume in cubic yards (in millions)	1.57	3.86
EBITDA reconciliation:
Net income	$9,000	$8,556
Income tax provision	6,014	5,693
Interest expense	4,336	12,939
Depreciation, depletion and amortization	3,454	9,783
EBITDA	$22,804	$36,971
EBITDA margin	13.2%	8.8%
Free Cash Flow reconciliation:
Net cash provided by operations	$20,759	$21,216
Less capital expenditures, net of disposals of $23 and $640	(4,377)	(11,960)
Free Cash Flow	$16,382	$9,256

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2004

Same Plant Sales (in millions)	$148.3	$377.2
Same Plant Variances from comparable period in prior year:
Ready-mixed concrete volume	0.3%	3.3%
Ready-mixed concrete average price	4.4%	3.2%
Other concrete-related product sales	6.9%	11.1%
Ready-Mixed Concrete Statistics based on Same Plant Sales:
Average price per cubic yards (in dollars)	$76.16	$75.36
Volume in cubic yards (in millions)	1.49	3.85
EBITDA reconciliation:
Net income (loss)	$7,987	$(10,566)
Income tax provision (benefit)	3,478	(4,858)
Loss on early extinguishment of debt	—	28,781
Interest expense	4,134	12,247
Depreciation, depletion and amortization	3,170	9,351
EBITDA	$18,769	$34,955
EBITDA margin	12.7%	9.3%
Free Cash Flow reconciliation:
Net cash provided by operations	$11,146	$15,291
Less capital expenditures, net of disposals of $141 and $553	(1,590)	(5,996)
Free Cash Flow	$9,556	$9,295

          The expected EBITDA used in this press release of approximately $9 million to $13 million in the fourth quarter of 2005 is calculated as follows:  net income (estimated to be approximately $2 million to $3 million), plus the provision for income taxes (estimated to be approximately $2 million to $3 million), depreciation expense (estimated to be approximately $3 million to $4 million) and net interest expense (estimated to be approximately $4 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)
(In thousands, except per share amounts)

          Use of Non-GAAP Financial Measures

          We have provided non-GAAP adjusted net income and earnings per share information for the three and nine months ended September 30, 2004 in this press release in addition to net income and providing financial results in accordance with GAAP.  This information reflects, on a non-GAAP adjusted basis, our net income and earnings per diluted share after excluding the effects of the loss on early extinguishment of debt of $28.8 million, presented as an ordinary loss in the first quarter of 2004, and applying a 40 percent effective tax rate.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the non-GAAP adjusted results provide useful information to both management and investors by excluding an expense item that we believe is not indicative of our core operating results and assuming a normalized effective tax rate.  The non-GAAP financial information should be considered in addition to, and not as a substitute for or as being superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results for the three and nine months ended September 30, 2004 is as follows:

	Three Months Ended September 30, 2004

	GAAP Results	Non-GAAP Adjustments	Non-GAAP Adjusted Results

Sales	$148,252	$—	$148,252
Cost of goods sold	118,157	—	118,157
Gross profit	30,095	—	30,095
Selling, general and administrative expenses	11,533	—	11,533
Depreciation, depletion and amortization	3,170	—	3,170
Income from operations	15,392	—	15,392
Interest expense, net	4,134	—	4,134
Loss on early extinguishment of debt	—	—	—
Other income, net	207	—	207
Income before income taxes	11,465	—	11,465
Income tax expense	3,478	1,108	4,586
Net income	$7,987	$(1,108)	$6,879
Diluted net income per share	$0.28		$0.24
Diluted common shares outstanding	28,792		28,792

	Nine Months Ended September 30, 2004

	GAAP Results	Non-GAAP Adjustments	Non-GAAP Adjusted Results

Sales	$377,193	$—	$377,193
Cost of goods sold	309,108	—	309,108
Gross profit	68,085	—	68,085
Selling, general and administrative expenses	33,899	—	33,899
Depreciation, depletion and amortization	9,351	—	9,351
Income from operations	24,835	—	24,835
Interest expense, net	12,247	—	12,247
Loss on early extinguishment of debt	28,781	(28,781)	—
Other income, net	769	—	769
Income (loss) before income taxes	(15,424)	28,781	13,357
Income tax expense (benefit)	(4,858)	10,201	5,343
Net income (loss)	$(10,566)	$18,580	$8,014
Diluted net income (loss) per share	$(0.37)		$0.28
Diluted common shares outstanding	28,202		28,534